Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (with Agreement of Non-Solicitation and Non-Competition) between Team Industrial Services, Inc. and Jeff Ott

A.INTRODUCTION
Jeffrey L. Ott is a resident of Montana and has been an employee working for Team Industrial Services, Inc. In this Agreement, “Employee” means Jeffrey L. Ott and “Team” means Team Industrial Services, Inc. The Company Group includes Team Industrial Services, Inc., Team, Inc., Quest Integrity Group, LLC and all of their parent, affiliated entities and predecessor and successor entities. Employee has received this Severance Agreement and Release (the “Agreement”) on May 6, 2021, and the last day of Employee’s employment is the earlier of: June 30, 2021, or the date of Employee’s termination of employment if terminated earlier pursuant to Section 3.06 (the “Last Day of Employment”). Employee’s employment is terminated without cause, as of the Last Day of Employment, and Employee resigns, to the extent applicable, from all director and officer positions with Team, and all of Team’s affiliated entities effective January 18, 2021 (or later as determined by Team) and Employee agrees to take any further action reasonably requested by Team to effectuate the foregoing. This Agreement includes all of Employee and Team’s obligations under the Team, Inc. Corporate Executive Officer Compensation and Benefits Continuation Policy, as amended (“Severance Policy”), as well as provides additional consideration and obligations as described below.
ARTICLE 1 TEAM’S PROMISES TO EMPLOYEE
In exchange for the promises of Employee set forth below and Employee’s continued compliance with these promises, the recitals above are incorporated as terms of this Agreement, and Team agrees to do the following:
1.01     Continued Pay Through Last Day of Employment. Team agrees to continue paying Employee’s current base salary, less applicable withholding as required by law or currently in place (“Base Salary”), on the regular Team pay dates through the Last Day of Employment, so long as neither Team nor employee has terminated the employment relationship as set forth in Section 3.06 below.

1.02    Severance Pay. As provided in the Severance Policy, Team agrees to provide severance pay to Employee in the aggregate amount of five hundred eighty thousand dollars ($580,000) (“Severance Pay”) following the Last Day of Employment. After Employee signs and does not revoke this Agreement and the Reaffirmation Agreement (defined below) and, following the expiration of the seven-day revocation periods stated below for each agreement, the Severance Pay will be paid to Employee in equal installments over a fifteen month period, through the normal bi-weekly Team payroll process beginning after the expiration of the revocation periods of this Agreement and the Reaffirmation Agreement (defined below), without revocation. Per the Severance Policy, Team will also pay an additional amount equal to thirty two thousand five hundred dollars ($32,500) (the “Additional Severance”) to Employee on March 15, 2022. From the Severance Pay and the Additional Severance, Team will withhold, as required for state and federal taxes, FICA, and other required payroll deductions, but will not withhold for the

Team, Inc. Salary Deferral Plan and Trust (“401(k) Plan”), health and welfare plans or other benefit plans. The Severance Pay and the Additional Severance will not be eligible for employer matching under the 401(k) Plan or any other deferred compensation plan.

1.03     Additional Payment. Team will make a lump sum payment of $20,500 (“Additional Payment”) to Employee approximately 60 days after the Last Day of Employment. This Additional Payment will include $5,000 in lieu of outplacement services as provided for in the Severance Policy, and the $15,500 payment provided in the Severance Policy to cover continuing healthcare coverage.

1.04    Annual Bonus. Provided that Employee meets all terms and conditions of Team’s annual incentive compensation program applicable to Employee, including continued employment through the date the annual incentive payments are made, Employee achieves the requisite performance goals as established and determined by Team and the payment of such bonus is approved by the Compensation Committee of the Board of Directors of Team, in its sole discretion, Team will pay to Employee the amount of the 2020 calendar year incentive payment achieved, if any, at or around the same time as such payments made to similarly situated executives of Team under the same incentive compensation program.

1.05    Intentionally left blank.

1.06    Special Vesting Agreement. Following the Last Day of Employment and after the expiration of the seven-day revocation period stated in the Reaffirmation Agreement (as described below), Team will allow Employee’s unvested time-based restricted stock units previously awarded pursuant to the Team, Inc. 2016 Equity Incentive Plan and the Team, Inc. 2018 Equity Incentive Plan (collectively the “Equity Plans”) and the associated Restricted Stock Unit Award Agreements (the “RSU Agreements”), as specified on Exhibit “A”, except as otherwise provided in this Agreement, to continue to vest and will schedule delivery of the underlying shares to Employee in accordance with the original vesting schedule as set forth on Exhibit “A” to this Agreement under the “Future Delivery Dates” column (the “Special Vesting”). From the Special Vesting, Team will withhold, as required, for any local, state and federal taxes, FICA and other required payroll deductions (“Deductions”), but will not withhold for the 401(k) Plan, health and welfare plans, deferred compensation plans or other benefit plans. The Special Vesting will not be eligible for matching under the 401(k) Plan or other deferred compensation plans. To the extent that any of the Deductions are required at or prior to the delivery date of the underlying shares, Team, at its option, may withhold the required amount of the Deductions from any other compensation due to Employee or require Employee to remit such required Deductions to Team in cash prior to delivery of the shares. If Employee violates any Employee Obligations (defined below), then any shares of Team stock that would have been delivered to Employee on a "Future Delivery Date" shall be forfeited on the date such violation occurs, as determined in Team’s reasonable discretion. All other terms and conditions of the RSU Agreements and the Equity Plans remain in full force and effect. The parties agree that this Section shall be deemed to be a "Special Vesting Agreement" for purposes of the time-based Restricted Stock Unit Awards listed on Exhibit "A". All unvested performance stock units shall be forfeited on Employee’s Last Day of Employment.

1.07    Continued Health Benefits. Employee’s current health benefit coverage will terminate on the last day of the month of the Last Day of Employment. Employee will receive notification of continued coverage under COBRA from Team’s vendor and will need to timely and properly elect COBRA coverage with Team’s COBRA vendor and timely remit payment in order to obtain continued health benefit coverage.

1.08    Acknowledgement of Consideration and Remedies and No Additional Compensation. Employee acknowledges that all of the consideration made available in this Agreement by Team satisfies and exceeds what is due to Employee under the Severance Policy or under any agreement or obligation of Team and is provided solely in exchange for Employee’s promises made in, and full compliance with this Agreement and Employee’s continued compliance with all terms of this Agreement. Any breach by Employee of this Agreement will (i) relinquish Employee’s rights to the consideration from Team under this Agreement, including all of the payments described or made under Article 1, any future vesting of unvested shares and forfeiture of any Returnable Share Value and other remedies as provided in the RSU Agreements, as well as (ii) allow the Company Group to recover any payments made under this Agreement as well as all other remedies allowed by law. Employee acknowledges and agrees that, except as provided in this Agreement, Employee shall have no entitlement to any additional compensation from Team in respect of Employee’s employment or termination of employment.

ARTICLE 2 EMPLOYEE’S PROMISES TO TEAM
In exchange for the promises of Team set forth above, Employee promises to do the following:
2.01     Reaffirmation of Current and Continuing Compliance with all Employee Obligations. “Employee Obligations” means Employee’s obligations under (i) this Agreement, including the Release below in 2.04 and 2.05 below, (ii) the Reaffirmation Agreement (defined below), (iii) Team’s policies and guidelines and codes of conduct (“Company Policies”), (iv) the Protected Information, Inventions, and Non-Solicitation Agreements (“PIINS Agreements” as more fully defined below), and (v) any other obligations applicable to Employee and as allowed by law for the benefit of the Company Group, including Employee’s fiduciary duties, protection of Team’s trade secrets, non-disclosure, non-disparagement, and non-solicitation, non-hire, unfair competition, or non-competition provisions, duties, or obligations, under any applicable law or under any agreement between Employee and Team or the Company Group. This Agreement does not change or modify Employee’s existing Employee Obligations. All of these Employee Obligations survive the termination of Employee’s employment except as specifically stated in this Agreement as terminating on the Last Day of Employment. Employee was awarded certain Restricted Stock Unit Award Agreements (for Stock Units awarded under the Equity Plans), and in conjunction with each award agreement, Employee agreed to the PIINS Agreement attached as Exhibit A thereto, which included obligations in favor of Team during and after employment regarding fiduciary duties, non-competition, non-solicitation of employees, non-solicitation of customers, and non-disclosure of confidential information. Each of these PIINS Agreements is included as part of the Employee Obligations.

(a)    Employee promises he is currently in compliance with all Employee Obligations and expressly reaffirms his commitment to fully comply with all Employee Obligations and acknowledges and agrees that the Employee Obligations are binding, enforceable, continuing in nature, not superseded by this Agreement, and remain in full force and effect. Employee also reaffirms that all of the Employee Obligations are enforceable, reasonable and necessary to protect the Company Group and its goodwill as well as the Confidential Information (as defined below) that Employee had access to as an employee of Team and continues to have access to as an employee of Team. Employee understands that compliance with all Employee Obligations is a condition for receiving any of the consideration under this Agreement.
2.02    Transition Services. Effective January 18, 2021, Employee agrees to continue his at-will employment with Team in the position of Special Advisor to the Chief Executive Officer, or any other role as directed by Team’s Chief Executive Officer, and to provide transition services to Team, through the Last Day of Employment. Employee agrees that during the remaining period of Employee's employment, Employee shall continue to abide by all of the Employee Obligations and to assist with the transition of Employee's duties or other duties as requested by Team.

2.03    Reaffirmation and Ratification of Agreement on or after Last Day of Employment. Because it is expected that Employee will sign this Agreement prior to the Last Day of Employment and that Employee will continue his employment with Team after signing this Agreement, as a condition of this Agreement and as part of the consideration stated in this Agreement, Employee agrees to sign a reaffirmation agreement on or immediately after the Last Day of Employment (“Reaffirmation Agreement”), acknowledging his then-current compliance with this Agreement, including all Employee Obligations, as of that date and ratifying and re-affirming his intent to fulfill each promise made in this Agreement, including the Employee Obligations, as of the date Employee signs that Reaffirmation Agreement. No payments or consideration including continued vesting will be provided under this Agreement, unless and until this Agreement and the Reaffirmation Agreement are both signed and both agreements are not revoked by Employee during the seven-day revocation period allowed under each agreement.

2.04    General Release and Covenant Not to Sue. Employee hereby releases and discharges Team and the Company Group, including its subsidiaries (past and present), business units, divisions, affiliates, successors, assigns, lessees, underwriters, insurers, stockholders, trustees, directors, officers, officials, managers, representatives, employees and agents from all legal, equitable, or administrative claims or any claims for wrongful discharge, discrimination, retaliation, harassment, breach of contract, intentional or negligent infliction of emotional distress, defamation, interference with employment related contract, or any other employment related cause of action based on federal, state, or local law or the common law, whether in tort or in contract that Employee may have against any of them from the beginning of time to the Effective Date of this Agreement. Employee agrees that this release includes, but is not limited to, any claims arising from Employee’s employment with and termination from Team, as well as all employment related claims for any form of compensation, severance, contract claims or privacy rights, or any other claims arising before the date this Agreement is signed. Employee represents that Employee has been paid in full all compensation of any form that was owed to Employee through the date this Agreement was signed. Employee agrees that this release includes any employment related claim Employee may have, including employment related claims of which Employee may not presently be aware. Subject to the Protected Rights (defined below), Employee promises not to sue, file any sort of claim, or seek or receive monetary or other damages or relief regarding any of the claims released in this Agreement, whether the claim is filed by Employee or others.

2.05    Release of Employment Claims including Age Discrimination Claims. This release specifically includes, but is not limited to, age discrimination claims arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (ADEA), all claims and causes of action arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), common law torts, any causes of action or claims arising under or based on the Texas Labor Code including but not limited to Chapters 21, 61, 451, or any other state or local law, statute, public policy, order, or regulation regarding employment; any claim regarding the enforceability or scope of any obligations regarding fiduciary duties, non-disclosure, non-competition and non-solicitation; and any and all suits in tort or contract, Employee Retirement Income Security Act (“ERISA”) (regarding unvested benefits), and all other claims arising under federal, state, or local statutes, common law, ordinances, or equity, and any applicable severance policy or plan (including the Severance Policy), stock incentive plan or policy (including the RSU Agreements), or compensation and benefits policy or plan, and all other incentive compensation plans (including the Equity Plans), claims for wages, benefits, bonuses, vacation pay, severance pay or other compensation, except as otherwise provided above. Employee acknowledges that the consideration provided for in this waiver and release is in addition to anything of value to which Employee was already entitled. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the ADEA and that Employee knowingly and voluntarily provides this waiver and release. Employee and Team agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has forty-five (45) calendar days within which to consider this Agreement; (c) Employee has seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement; and (d) the Agreement shall not be effective until the seven (7) day revocation period has expired without revocation. Exhibit “B” attached to this Agreement contains information as required by the OWBPA.

2.06    Non-disparagement. Excluding the Protected Rights referenced below, Employee agrees to not publish or make in any manner any oral or written statements about Team or any of the people or entities released that are untrue, defamatory, disparaging, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm.

2.07    Protected Rights.

(a)    Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, is provided under this Agreement or arises after the signing of this Agreement, involves any vested benefits pursuant to an ERISA employee benefits plan, unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Employee represents there are no unfiled workers’ compensation claims or unreported injuries). To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should Employee or any other person or entity pursue any claim on Employee’s behalf except as stated below.
(b)    Nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Team. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by Employee or on Employee’s behalf with a governmental agency, Employee will not be entitled to any damages or payment of any money or other relief personal to Employee relating to any event which occurred prior to Employee’s execution of this Agreement; however, excluded from this is any non-waivable recovery rights with the SEC or as otherwise applicable.
(c)    Neither this Agreement nor any other agreement or policy of Team shall prohibit Employee from making, or submit Employee to civil or criminal liability under a trade secret law for, the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) other actions protected as whistleblower activity under applicable law. Employee is not required to notify Team of these allowed reports or disclosures.
2.08    Confidentiality and Covenant of Non-Disclosure, Non-Competition, and Non-Solicitation.

(a)    Non-Disclosure of Confidential Information. Employee recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Group’s employees, existing and prospective customers, suppliers, contractors, sub-contractors, investors, and other business relationships and in developing the Company Group’s reputation and goodwill. Employee further recognizes that the Company Group has further invested valuable time and resources to obtain, develop, and protect the Company Group’s confidential and proprietary business information, trade secrets, know-how, and other Confidential Information (defined below). The protection of Confidential Information, trade secrets, company relationships, and good will is vital to the interests of the Company Group and Employee further acknowledges that improper use or disclosure of Confidential Information by Employee is likely to result in unfair or unlawful competitive activity and may cause Team and/or the Company Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and/or criminal penalties. Employee further understands and acknowledges that as a key employee of Team, Employee has been placed in a position of trust and confidence with Team and that as a result, during the course of Employee’s employment with any company within the Company Group, Employee has had access to and learned about the Company Group’s confidential, proprietary, and trade secret documents, materials, and other information, in tangible and intangible form, of and relating to the Company Group, and their businesses, as well as existing and prospective customers, suppliers, contractors, subcontractors, investors, and other associated third parties (“Confidential Information” and as further defined below). Employee also acknowledges that during the course of Employee’s employment with any company within the Company Group, Employee has received specialized training and has been associated with the goodwill of the Company Group. Further, Employee acknowledges that access to Confidential Information, specialized training, and goodwill will continue and that such access requires the protection of Employee’s promises made below.
(b)    Confidential Information Further Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, any and all Company Group trade secrets, business information, or proprietary information and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure. Confidential Information includes, without limitation: Company Group business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, computer programs, computer software, applications, works-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, sales information, revenue, costs, formulae, notes, communications, product plans, ideas, audiovisual programs, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, Customer Information (as defined below), customer lists, compilations, training, client information, client lists, manufacturing information, distributor lists, and buyer lists. Confidential Information also includes any of the above examples provided to the Company Group by any existing or prospective customers, suppliers, investors or other associated third parties, or any other person or entity that has entrusted confidential information to the Company Group and which the Company Group is obligated to keep confidential. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Employee understands and agrees that Confidential Information developed by Employee in the course of Employee’s employment by any company within the Company Group shall be subject to the terms and conditions of this Agreement as if the Company Group furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that (i) is generally available to and known by the public at the time of disclosure by Employee, provided that such general availability and knowledge of the public is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf; (ii) becomes generally known within the industry through no fault, act or failure to act, error, effort or breach of any duties by Employee; or (iii) is obtained from a third party with a legal right to possess and disclose it.
(c)    Disclosure and Use Restrictions. Employee ratifies all prior agreements concerning this subject matter and re-states here that Employee agrees and covenants:
        (i)     to treat all Confidential Information as strictly confidential;
        (ii)     not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group) except as required in the performance of any of Employee’s authorized employment duties to Team, if any, or only with the prior written consent of an authorized officer acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and
        (iii)     not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of any of Employee’s authorized employment duties to the Company Group, if any, or with the prior written consent of an authorized officer acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).
(d)    Duration of Confidentiality Obligations. Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular

Confidential Information shall continue so long as the information protected remains confidential in nature, and for the maximum amount of time allowed under applicable law.
(e)    Inventions. Employee recognizes the Company Group is engaged in a continuous program of research, development, and production respecting its business, both present and future. As part of Employee’s employment within the Company Group, Employee is expected to make new contributions and inventions of value to the Company Group. Employee will promptly make full written disclosure to the Company Group (with all disclosures or notices being made per the Notice provision below), will hold in trust for the sole right and benefit of the Company Group, and hereby assigns, and agrees to assign, to the Company Group (per the Notices Section below), or its designee, all Employee’s right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, trademarks, domain names, or trade secrets, whether or not patentable or registrable under patent, trademark, trade secret, copyright or similar laws, that Employee may solely or jointly conceive or develop or reduce to practice or fix in a tangible medium, or cause to be conceived or developed or reduced to practice or fixed in a tangible medium (collectively referred to as “Intellectual Property”), which is either made during the period of Employee’s employment within the Company Group or based on Company Group Confidential Information. All such Intellectual Property which is developed by Employee (solely or jointly with others) is “work made for hire” (to the greatest extent permitted by applicable law) and is compensated to Employee through Employee’s base salary, Employee agrees to promptly disclose to the Company Group, or any persons designated by it, all potential Intellectual Property which is conceived, considered, or developed by Employee (solely or jointly with others). Additionally, and to the extent permitted by applicable law, Employee acknowledges Employee has previously disclosed, or will immediately disclose to the Company Group hereafter, all inventions that would otherwise be covered under this Section, and Employee further agrees to disclose in writing to Team all inventions Employee made solely or jointly with others during Employee’s employment within the Company Group. Employee acknowledges and understands that nothing in this Section shall apply to an invention for which no Company Group equipment, supplies, facilities, or trade secret information was used, and which was developed entirely on Employee’s own time, unless the invention relates to the business of the Company Group or actual or demonstrably anticipated research or development, or the invention results from any work Employee performs for the Company Group.
(f)    Non-Solicitation and Non-Interference. Employee acknowledges that the highly competitive nature of the Company Group’s business, Employee’s position within the Company Group, and the Confidential Information, Customer Information, company relationships, specialized training, and association with goodwill provided to Employee during Employee’s employment with any company within the Company Group, support the following promises of Employee not to compete, solicit or interfere with the Company Group’s relationships with its customers and employees as stated below. For the purposes of this Agreement, the “Restricted Period” means the time period during Employee’s employment with any company within the Company Group and for a period of two years after Employee’s employment ends, regardless of the reason for or party initiating the separation. The “Restricted Territory” means the United States, Canada, the United Kingdom, The Netherlands, Germany, Belgium, Singapore, Malaysia, Australia, New Zealand, Mexico, Brazil, Trinidad, the United Arab Emirates, Saudi Arabia, Kuwait, Bahrain, Oman and Qatar.

(g)    Non-Solicitation of Employees. During the Restricted Period and in the Restricted Territory, Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the resignation or termination of employment of any employee of the Company Group for the purpose of the employee accepting employment with a business competitive with the products or services of the Company Group. This restriction is limited to employees of the Company Group (i) with access to Confidential Information and (ii) with whom Employee worked or about whom Employee had access to Confidential Information during Employee’s employment with any company in the Company Group. Notwithstanding the foregoing, this restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company Group employees.
(h)    Non-Solicitation of Customers. Employee understands and acknowledges that because of Employee’s experience with and relationship to the Company Group, Employee has had access to customer relationships and goodwill and learned about much or all of the Company Group’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other Confidential Information identifying facts and circumstances specific to the customer and relevant to sales and/or services. Employee understands and acknowledges that loss of customer relationships, loss of customer goodwill, and/or unauthorized use of Customer Information will cause significant and irreparable harm to the Company Group.
(i)    During the Restricted Period and in the Restricted Territory, Employee agrees     and covenants, not to directly or indirectly solicit, contact (including but not limited to, by e-mail, regular mail, express mail, telephone, fax, text and instant message), attempt to contact or meet with the Company Group’s current or prospective customers (with “prospective customers” defined as potential customers with whom the Company Group has, within the last two years of Employee’s employment, taken significant steps towards establishing a customer relationship) for purposes of conducting business which is competitive to that of the Company Group. This restriction shall only apply to the current or prospective customers of the Company Group: (a) that Employee provided services to or with whom Employee had direct or indirect business-related contact with in any way during the last two years of Employee’s employment within the Company Group; or (b) about whom Employee has had access to Confidential Information or Customer Information during Employee’s last two years of employment within the Company Group.
(i)    Non-Competition. Because of the Company Group’s legitimate business interest in protecting its Confidential Information, confidential training, and goodwill to which Employee has had access during Employee’s employment with any company in the Company Group, and in return for all of the good and valuable consideration offered to Employee, Employee agrees and covenants not to engage in the Prohibited Activity during the Restricted Period and in the Restricted Territory.
(i)    For purposes of this non-competition clause, “Prohibited Activity” is carrying on or engaging or preparing to engage in any activity as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, investor, lender, or any other similar capacity, on Employee’s own behalf or on behalf of any person or entity carrying on or engaged in a business competitive with or attempting to be competitive with the business of the Company Group, and that provides or attempts to provide services or products which are similar to any of the services or products the Company Group provides, as listed on the websites of the Company Group or its subsidiary companies, including entities engaged in the business of: engineering and consulting or specialty maintenance and construction services required in maintaining high temperature and high pressure piping systems, vessels utilized in heavy industry, and product and process pipelines which services include, but are not limited to, conventional NDT, advanced NDT, visual inspection, risk-based inspection, robotic inspection, unmanned aerial system inspection, inspection and assessment, structural and mechanical integrity, failure analysis, rope access or laser scanning service that support Company Group services, asset integrity management, decoking, field heat treating, leak repair, composite repair, fugitive emissions control, hot tapping, isolation test plugs, line stops or line plugs, wet tapping, line freezes or line thaws, field machining, welding, technical bolting or torquing, concrete repair and restoration, field and shop valve repair and sales, installation, distribution, maintenance and warranty work for valves and valve products and service of waterworks valves, clamps and enclosures and any other services, software or products the Company Group currently provides, including designing, developing, manufacturing, distributing or assembling equipment or products to support such services. Employee expressly acknowledges and agrees that, due to the nature of Employee’s employment with any company in the Company Group, any activities falling within the definition of Prohibited Activity would necessarily and inevitably involve the use and/or disclosure by Employee of the Company Group’s trade secrets and Confidential Information. Notwithstanding the foregoing, Restricted Territory and Prohibited Activity do not include any territory or geographic area or other portion of the business of the Company Group in which Employee did not participate in the business of the Company Group or in the active steps to engage in the business of the Company Group or about which Employee had no access to Confidential Information, training, business relationships, or goodwill of the Company Group, during the last two years of Employee’s employment with the Company Group. Prohibited Activity does not include activities for persons or entities which are not competitive with or attempting to be competitive with the Company Group and which do not provide or attempt to provide services or products which are similar to that which the Company Group provides, as more fully described above.
(ii)    Any business, company, partnership, entity, or other form of organization that offers any of the products and/or services of the type offered by the Company Group in the Restricted Territory shall be considered to be carrying on or engaged in a business similar to and competitive with the business of the Company Group.
(iii)    Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, or five percent (5%) of any private investment fund, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation or investment fund. To avoid any doubt, Employee must not be involved in any way with such publicly traded corporation or private investment fund entity beyond this limited exception for passive investment, and for any passive investment involving activities that might be considered a Prohibited Activity, Employee must provide notice to the Company per the Notices section below, within ten business days of gaining knowledge about the investment fund or publicly traded corporation’s involvement in a potential Prohibited Activity or the date of the under 5% passive investment, whichever is later.
(j)    Company Group Right of Investment Opportunity Determination During the Restricted Period. During the Restricted Period and subject to the terms of this Agreement and Exhibit “C”, Employee and/or anyone affiliated or acting in concert with Employee (the “Employee Group”) may pursue certain investment opportunities which may otherwise constitute a Prohibited Activity as defined by this Agreement (“Investment Opportunity/ies”), but in all cases subject to the Company Group’s rights and the Employee’s and the Employee Group’s adherence to the Employee Obligations as described above and the Company Group’s Right of Investment Opportunity Determination as described in Exhibit “C”.

(k)    Return of the Company Group Property. Except as otherwise stated in Exhibit "D". Employee warrants and agrees that when Employee’s employment within the Company Group ends, Employee will return to the designated person within the Company Group, without undertaking any unauthorized modification or deletion, all of the Company Group’s property in Employee’s possession or control relating to Employee’s employment with any company in the Company Group, including but not limited to, the Company Group issued vehicles, computers, computer equipment, other equipment, Confidential Information, Customer Information, files, records, manuals, memoranda, documents, keys, access cards, credit cards, phone cards and all of the tangible and intangible property belonging to the Company Group (hard copy or electronic) or its or their vendors, contractors, subcontractors, customers or prospective customers. Employee will not retain any copies or summaries, electronic or otherwise, of such property, unless agreed to in writing by an authorized named executive officer of the Company Group. Notwithstanding the foregoing, to the extent such Company Group property is not in Employee’s possession when Employee’s employment terminates, Employee covenants and agrees to use Employee’s best efforts to retrieve such Company Group property and return such property to the Company Group as soon as reasonably possible. However, the requirement that Employee return all property, as described in this Section, shall not apply to the property specified in Exhibit “D,” which Employee and Team mutually agree shall remain in the possession of Employee following Employee’s separation of employment within the Company Group under the terms and conditions of Exhibit “D.”
(l)    Remedies. Employee understands that the promises and restrictions set forth in this Agreement may limit Employee’s ability to engage in certain actions but acknowledges that Employee has been provided sufficient consideration or benefits under this Agreement to justify such restrictions. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Employee and/or that money damages would be difficult to calculate, and the Company Group shall be entitled to enforce such provisions by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company Group including the recovery of damages involved in such breach, attorneys’ fees and costs, forfeiture of the opportunity to receive any and all of the consideration under this Agreement, forfeiture of any opportunity to vest in or receive any equity ownership in the Company Group under the RSU Agreements or otherwise, return of any consideration or value received under this Agreement or under the RSU Agreements, and all remedies available to the Company Group pursuant to other agreements with Employee or under any applicable law. It is expressly understood and agreed that the Company Group and Employee consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable, to be no more restrictive than necessary to protect the Confidential Information of the Company Group, and to be necessary to protect the public interest.
(m)    Notification to Subsequent Employers. Employee further acknowledges that in order to enforce Employee’ obligations under this Agreement, the Company Group may need to notify subsequent actual or potential employers or other persons or entities of Employee’s obligations under this Agreement. Employee agrees to notify the Company Group of the identity of Employee’s employers or other persons or entities with which Employee becomes involved during the Restricted Period before accepting a position which such person or entities, and Employee consents to the Company Group providing notification to these persons or entities, of Employee’s ongoing obligations to the Company Group under this Agreement or under other applicable law or agreements.
(n)    Tolling of Restricted Period. Employee agrees that the duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of one year, unless such tolling is disallowed under applicable law.
(o)    Non-Disclosure of this Agreement. Except for Employee’s attorney, tax advisor, spouse, or as required or protected by law, Employee agrees not to disclose or discuss the terms and conditions of this Agreement with any other person or party, including, without limitation, suppliers or customers, communication media, the press, publishers, journalists, reporters, and current, former, and future employees of Team.
2.09    Internal Revenue Code Section 409A. Employee and Team acknowledge and agree that: the form and timing of any payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments or benefits to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties further acknowledge and agree that for purposes of Section 409A, Employee does not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Team, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.
2.10    No Knowledge of Wrongdoing or Fraud. Other than that which has been previously disclosed by Employee to the audit services department or senior officers of Team in writing prior to the Effective Date, Employee warrants that, to Employee’s knowledge, (i) Employee is not aware of any improper financial reporting, posting or accounting irregularities at Team, including, but not limited to fraud, embezzlement, malfeasance, or financial misrepresentations; and (ii) Employee fairly represented in all material respects the financial condition, results of operations, cash flows, and safety status of the operations under Employee’s control. This term does not detract from any of Employee’s Protected Rights as described above or provided under any law.

2.11    Further Assurances and Cooperation. The parties agree that certain matters in which Employee has been involved during Employee’s employment may need Employee’s cooperation with Team in the future. Accordingly, for a period three (3) months after the Last Day of Employment, to the extent reasonably requested by Team, Employee shall cooperate with Team regarding matters arising out of or related to Employee’s service to Team, provided that Team shall make reasonable efforts to minimize disruption of Employee’s other activities. Additionally, during Employee’s employment with Team and thereafter as long as reasonably necessary, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with Team or any of its affiliates, representatives, officers, directors or agents in connection with the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or effecting Team that relate to any decisions in which Employee participated or any matter of which Employee has or had knowledge.
2.12    Venue; Applicable Law. The venue for any dispute between the parties arising from or relating to this Agreement or Employee’s obligations hereunder shall be exclusively in the federal and state courts of Harris County, Texas, unless another forum is required by applicable law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction. Employee and Team waive any rights to a trial by jury of any or all issues arising in any action or proceeding between them or their successors, under or connected with this Agreement or regarding Employee’s employment or termination of employment with Team, and consent to trial by the judge.
2.13    No Admission of Liability. The parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any current or potential claims. No action taken by the parties hereto, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any current or potential claims theretofore made, or (b) an acknowledgement or admission by either party of any fault or liability whatsoever to the other party or to any third party.
2.14    Representations; Modifications; Severability; Assignment. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement may not be modified except in a writing signed by Employee and an authorized officer of Team. The foregoing notwithstanding, if any part of this Agreement is found to be overbroad or unenforceable by a court of competent jurisdiction, then such overbroad or unenforceable portion shall be modified by the court to be enforceable. If modification is not possible, then such unenforceable provision will be severed from and shall have no effect upon the remaining portions of the Agreement. Team may assign its rights and obligations under this Agreement, and this Agreement inures to the benefit of any successor of Team. Employee may not assign any of the Employee Obligations.
2.15    No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
2.16    Notices. Any notices regarding acceptance, rejection, revocation or any other matters arising under this Agreement shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Employee should be addressed to Employee’s home address on file with Team. Notices to Team should be addressed to the Chief Legal

Officer for Team, Inc. located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. Such notice may be delivered by electronic mail (with confirmed receipt) to xxxxx.xxxxxxxx@Teaminc.com.
ARTICLE 3 MISCELLANEOUS TERMS AGREED TO BY THE PARTIES
In exchange for the promises made by and to Employee and Team, they mutually agree to the following terms:
3.01    Either party may enforce the Agreement in court if the other party breaches it.
3.02    If a court or government agency finds any part illegal or refuses to enforce any part of the Agreement, the remainder of this Agreement will not be affected and will remain in force, with the specific exception that if the waiver and release of claims under Section C are found to be invalid or unenforceable, Employee agrees to return all amounts paid pursuant to this Agreement.
3.03    Team does not admit violating any state, federal, or local laws by entering into this Agreement.
3.04    This Agreement, the RSU Agreements, the PIINS Agreements, the Equity Plans, the Employee Obligations and the Reaffirmation Agreement to be signed on or after the Last Day of Employment contain the entire and only agreements between Team and Employee regarding Employee’s termination of employment.
3.05    Other than those listed above, all oral or written promises or assurances that are not contained in the Agreement are waived, invalid, and unenforceable, other than any otherwise existing obligations of Employee under contract or under the law regarding duties of confidentiality, non-solicitation or non-competition, which shall remain in full force and effect, except as modified by this Agreement.
3.06    Termination of Employment.
(a)    Last Day of Employment. Employee’s Last Day of Employment will be the earlier of June 30, 2021 or the date of Employee’s termination of employment pursuant to the terms of Section 3.06(b) or 3.06(c) below.
(b)    Termination without Cause. Either party may terminate Employee’s employment at any time, for any reason, upon written notice. In the event of such termination of employment of Employee by Team prior to June 30, 2021, for any reason other than for “Cause,” as described below, Employee shall be entitled to all payments and benefits due pursuant to Article 1 of this Agreement plus the value of Employee’s remaining salary and COBRA medical insurance from the date of termination of employment until June 30, 2021.
(c)    Termination for Cause. If Employee’s employment is terminated by Team for “Cause”, as determined by Team in its sole discretion, and such termination of employment occurs prior to June 30, 2021, Team may terminate Employee’s employment immediately and Employee shall not be entitled to any further payments or benefits under this Agreement and Team shall have the right to recover any benefits already provided under this Agreement. For purposes of this Agreement, “Cause” shall mean (i) the commission of a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) employee willfully engages in conduct that is in bad faith and materially injurious to Team, including but not limited to, misappropriation of trade secrets, Confidential Information, fraud, or embezzlement; (iii) a material breach of this Agreement or the Employee Obligations; or (iv) Employee’s willful refusal to implement or follow a lawful policy or directive of Team.
ARTICLE 4 EMPLOYEE’S ASSURANCES TO TEAM
The Agreement is a legal document with legal consequences. Team wants to be certain that Employee fully understands the legal effect of signing this Agreement. Employee, therefore, makes the following assurances:
4.01    Employee has carefully read the complete Agreement.
4.02    The Agreement is written in language that is understandable to Employee.
4.03    Employee understands all of the provisions of this Agreement.
4.04    Employee understands that this Agreement is a waiver of any and all rights Employee may have against Team and all the other parties including any and all rights under the Age Discrimination in Employment Act for claims of age discrimination.
4.05    Employee wants to enter this Agreement. Employee recognizes that the Agreement is financially beneficial to Employee and that Employee willingly waives any and all rights herein in exchange for the promises of Team in this Agreement.
4.06    Employee enters this Agreement freely and voluntarily. Employee is not under coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.
4.07    Employee understands that this Agreement is a contract and that either party may enforce it.
4.08    Employee has been given a period of forty-five (45) calendar days to consider the terms of the offer contained in this Agreement. This forty-five (45) day period has provided Employee with sufficient time to consider Employee’s options and to seek the advice of legal counsel, tax or financial advisors, family members, and anyone else whose advice Employee values. Employee understands that Employee does not need to take forty-five (45) calendar days to consider this Agreement if Employee does not wish to do so, but Employee understands that any decision to sign before that time has expired has been made voluntarily and not because of any fraud or coercion or improper conduct by Team. Employee has received and reviewed the disclosures contained on Exhibit “B” regarding the employees considered and chosen for separation from employment.
4.09    After signing this Agreement, Employee has a period of seven (7) calendar days to revoke. Employee can revoke this Agreement by notifying Team in writing of Employee’s wish to do so within the seven (7) day period. The notice of revocation must be sent as designated in the Notices Section. In fact, this Agreement is not effective until the eighth (8th) calendar day after it is signed by Employee, provided the Agreement is not revoked by that day (the “Effective Date”). No payments under this Agreement shall be made until after the Effective Date of this Agreement.

4.10    Employee agrees and acknowledges that, without all the promises in this Agreement, Employee is not otherwise entitled to any consideration or amount(s) that may be paid under this Agreement.
4.11    Team has urged Employee, in writing, to review this document with Employee’s lawyer prior to signing.
PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS EMPLOYEE MAY HAVE AGAINST TEAM.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below with their signatures.

EMPLOYEE:

/s/ Jeffrey L. Ott	May 6, 2021
Jeffrey L. Ott	(Date Signed)

TEAM INDUSTRIAL SERVICES, INC.

By:	/s/ Amerino Gatti	May 7, 2021
(Date Signed)
Name:	Amerino Gatti

Title:	Chairman and Chief Executive Officer